Exhibit 99.1

Tessera Defense and Homeland Security CEO Issues Letter to Shareholders

Netanya, Israel - September 15, 2026 – Tessera Defense and Homeland Security Inc. (NYSE American: HLSQ) (“Tessera” or “the Company”) formerly BiomX Inc (NYSE American: PHGE), today released the following letter from its Chief Executive Officer to shareholders.

Dear Fellow Shareholders,

On September 11 our common stock began trading on the NYSE American under the symbol HLSQ, and our company name was changed to Tessera Defense and Homeland Security Inc. Trading continued without interruption, and no action was required on your part in connection with the name and symbol change. I want to take a moment to explain what this change represents, because a new name and ticker are the visible part of a much larger transformation.

Why now

Governments and organizations are under mounting pressure to protect the systems and sites upon which modern society depends. Recent attacks and suspected acts of sabotage affecting power infrastructure across Europe, incidents involving energy and transportation infrastructure in Germany, and the heightened protection of critical infrastructure across Poland and the Baltic states have placed physical security firmly on the international agenda.

At the same time, the tools available to security teams have not kept pace. Threats routinely cross the boundaries between physical, digital and operational domains, while the systems meant to stop them remain disconnected, each producing its own isolated alert and none producing a picture. That gap is the opportunity we have built the company to address.

What Tessera does

Tessera provides a unified security platform that connects cameras, sensors, detection technologies, artificial intelligence and other security systems into a single intelligent system, and offers solution design and advisory capabilities alongside it. The platform is designed to detect threats, interpret events as they unfold and coordinate response in real time. We are continuing to advance the technical integration of the technologies across our portfolio.

Our capabilities today include the AI-powered security intelligence technology of our subsidiary Zorronet and the LADAR-based detection systems of our subsidiary DFSL, together supporting an integrated approach to advanced sensing, real-time intelligence and autonomous response. We serve customers in homeland security and critical infrastructure and are targeting energy and digital infrastructure, as well as enterprise organizations that need advanced physical security capabilities. These are markets with long procurement cycles, high switching costs and customers who cannot afford to get it wrong, characteristics we believe reward the integrated approach we are building.

We have also published a new investor presentation that provides a more detailed look at Tessera, our platform, our portfolio of technologies, the markets we are targeting and the strategy behind the company we are building. The presentation is available here.

Where we stand

Our second quarter report on Form 10-Q, filed on August 19, was the first to reflect the businesses we acquired in April. Stockholders’ equity attributable to the Company was $10.9 million at June 30, 2026, with total equity of $17.6 million. That is above the continued listing standards of the NYSE American, and includes approximately $25.4 million of goodwill and intangible assets arising from the April acquisitions.

Over the last 3 months we raised over $4 million under our at-the-market (ATM) program at an average price of approximately $2.20 per share on a split-adjusted basis. We effected a one-for-ten reverse stock split on September 9, which adjusted every holder’s position proportionately and reduced our authorized shares from 750 million to 150 million.

The name

A tessera is a single tile that becomes part of a larger mosaic. Our new name reflects both how our platform works and how we are building this company: bringing together complementary technologies across detection, intelligence and response to create one integrated system. No single tile is the picture. The value is in how they fit together.

As threats grow more complex, the people responsible for national security and infrastructure protection need to understand what is happening and act faster and more accurately. Everything we build serves that objective.

The date

The name change took effect on the 25th anniversary of the September 11 attacks. We note the date in remembrance of all those who were lost, including the first responders who gave their lives working to save others.

To our shareholders

Many of you have been with this company through a significant strategic transition. I do not take that lightly. What I can tell you is that the rationale is straightforward: we are directing our resources toward markets where we believe demand is growing and where our technologies are differentiated, with the goal of enhancing shareholder value.

The work ahead is execution: integrating and commercializing our technologies, attracting customers and building the operating discipline our business requires. I look forward to reporting our progress, and I thank you for your continued confidence.

Sincerely,

Michael Oster Chief Executive Officer Tessera Defense and Homeland Security Inc. (NYSE American: HLSQ)

Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s strategy, platform, capabilities, target markets, the integration of its technologies, its compliance with NYSE American continued listing standards and its financial condition. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties, including risks related to the Company’s ability to execute its strategy, integrate and commercialize its technologies, achieve market acceptance, regain and maintain compliance with NYSE American continued listing standards, and raise additional capital, and those risks described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2025, as supplemented by the Form 10-K/A filed on April 30, 2026, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026. Actual results may differ materially from those expressed or implied. The Company undertakes no obligation to update any forward-looking statement, except as required by law.

Investor Contact: Yair Ohayon, IR & Communication Manager, Yairo@thlsq.ai

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